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LITHIUM TECHNOLOGY CORPORATION
(Name of Registrant as Specified in Its Charter)

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LITHIUM TECHNOLOGY CORPORATION

5115 Campus Drive

Plymouth Meeting, PA 19462

610-940-6090

INFORMATION STATEMENT

INTRODUCTION

This Information Statement is furnished by the Board of Directors of Lithium Technology Corporation (the “Company”) to the stockholders of record of the Company’s Common Stock at the close of business on October 6, 2008 (the “Record Date”), and is being sent to you in connection with the action taken by the holders of a majority of the Voting Stock of the Company dated as of October 6, 2008. Those stockholders approved, by written consent dated October 6, 2008, an Amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock to 3,000,000,000 (the “Amendment”).

This Information Statement is being mailed on or before the close of business on January     , 2009, to every security holder entitled to vote or give an authorization or consent in regard to any matter to be acted upon. It is anticipated that the Amendment will become effective twenty (20) days after January     , 2009, the date this Information Statement is first sent to the stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

Plymouth Meeting, Pennsylvania

January     , 2009

APPROVAL BY CONSENTING STOCKHOLDERS

As of the Record Date, there were 745,924,782 shares of common stock of the Company (“Common Stock”) issued and outstanding, 100,000 shares of Series B Convertible Preferred Stock of the Company (“Series B Preferred Stock”) issued and outstanding and 233,200 shares of Series C Convertible Preferred Stock of the Company (“Series C Preferred Stock”) issued and outstanding. All holders of shares of Common Stock, Series B Preferred Stock, and Series C Preferred Stock (collectively, the “Voting Stock”) as of the Record Date are entitled to receive this Information Statement. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to the Company’s stockholders. Each share of Series B Preferred Stock is entitled to the number of votes that 2,641.03114 shares of Common Stock would have on all matters submitted to the Company’s stockholders. Each share of Series C Preferred Stock is entitled to the number of votes that 2,500 shares of Common Stock would have on all matters submitted to the Company’s stockholders. Holders of the Common Stock, Series B Preferred Stock and Series C Preferred Stock do not have dissenter’s rights of appraisal in connection with the Amendment.

The Company is incorporated under the laws of the State of Delaware. Delaware law provides that any action that may be taken at any stockholders’ meeting may be taken by written consent of the requisite number of stockholders required to take such action. Approval of the Amendment required the written consent of the holders of a majority of the Company’s outstanding Voting Stock. By written consent dated October 6, 2008, stockholders owning more than a majority of the issued and outstanding shares of Voting Stock of the Company (the “Consenting Stockholders”) authorized and approved the Amendment without a meeting. The written consent of the Consenting Stockholders has allowed the Company to eliminate the costs and management time involved in holding a special meeting of the stockholders to effect the Amendment.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

Description of the Amendment

The Company’s Certificate of Incorporation currently authorizes the issuance of a total of 850,000,000 shares, composed of 750,000,000 shares of Common Stock, par value $0.01 per share, and 100,000,000 shares of Preferred Stock, par value $0.01 per share. The Amendment will increase the total number of authorized shares to 3,100,000,000 and increase the number of authorized shares of Common Stock to 3,000,000,000. The Board of Directors has adopted a resolution approving the Amendment, subject to stockholder approval, to which the Consenting Stockholders agreed. The Amendment will modify Article FOURTH of the Company’s Restated Certificate of Incorporation to read as set forth in Annex A.

Each of the newly authorized shares of Common Stock will have the same rights and privileges as currently authorized Common Stock. The new shares, like the currently authorized shares, will not have preemptive rights. The Amendment will not change the par value of the Common Stock.

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of Common Stock will reduce the current stockholders’ percentage ownership interest in total outstanding shares of authorized Common Stock. The Amendment and the creation of additional shares of authorized Common Stock will not alter the current number of issued shares.

Current stockholders do not have preemptive rights, which means they do not have the right to purchase any new issuance of Common Stock in order to maintain their proportionate interests in the Company.

The additional authorized shares could be used to discourage persons from attempting to gain control of the Company, by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board in opposing a takeover bid or a solicitation in opposition to management. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings and book value per share, voting power and holdings of current stockholders.

Purpose of the Amendment

The Amendment will increase the authorized shares of Common Stock from 850,000,000 to 3,100,000,000. The Company needs to increase the number of authorized shares of Common Stock in order to have an adequate reserve of Common Stock available for issuance upon conversion of existing convertible securities, including convertible preferred stock, and exercise of outstanding options and warrants and to satisfy certain commitments to issue Common Stock (see “Outstanding and Issuable Securities”).

The increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes such as raising capital for ongoing operations, business and asset acquisitions, present and future employee benefit programs and other corporate purposes. It is anticipated that such purposes may include the issuance for cash as a means of obtaining capital for use by the Company, issuance in exchange for debt or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or assets.

The Company has no current plan or commitment to issue shares of Common Stock for purposes other than those discussed above or described below in “Outstanding and Issuable Securities”.

Outstanding and Issuable Securities

At December 31, 2008, the Company had outstanding 745,924,782 shares of Common Stock, and the following convertible Preferred Stock, convertible notes, warrants, options and commitments to issue Company securities convertible into the number of shares of Common Stock set forth below:

Series B Preferred Stock

As of December 31, 2008, the Company has authorized and outstanding 100,000 shares of Series B Preferred Stock which are held by Stichting Gemeenschappelijk Bezit LTC (“Stichting LTC”), an entity controlled by Arch Hill Capital, NV, a controlling stockholder of the Company. In October 2005, the Company issued $4,410,522 of convertible debentures to Stichting LTC in a debt exchange. On October 24, 2005, Stichting LTC delivered a conversion to the Company to convert the debentures into Company Common Stock at a conversion price of $0.0167 per share, for a total of 264,103,114 shares of Common Stock. In lieu of delivering such shares of Common Stock which were pledged as security under the Cornell debenture and reserved for issuance, on December 14, 2005, the Company authorized the issuance of 100,000 shares of Series B Preferred Stock and issued such shares to Stichting LTC. The shares of Series B Preferred Stock have the same dividend rights as the Company’s Common Stock. The 100,000 shares of Series B Preferred Stock are convertible into an aggregate of 264,103,114 shares of Common Stock and have voting rights equal to 264,103,114 shares of Common Stock.

Series C Preferred Stock

As of December 31, 2008, the Company has outstanding 233,200 shares of Series C Preferred Stock convertible into an aggregate of 583,000,000 shares of Common Stock. Each share of Series C Preferred Stock is convertible into 2,500 shares of Company Common Stock. The Company issued 300,000 Series C Preferred Stock in private placement transactions during 2006, 2007 and 2008.

In December 2006 the Company sold 20,060 shares of Series C Preferred Stock for an aggregate of $3,009,000. The Company also, in December 2006, amended two outstanding debentures to provide that the outstanding principal and interest on such debentures may be converted into shares of Series C Preferred Stock and $2,559,800 of principal and interest under such debentures were converted into a total of 77,575 shares of Series C Preferred Stock. At a purchase price of $150 per share of Series C Preferred Stock, the effective purchase price for each underlying share of Company Common Stock in these transactions is $0.06 per share.

During 2007 the Company sold 119,480.66 shares of Series C Preferred Stock at a purchase price of $150 per share for an aggregate purchase price of $17,922,117. The effective purchase price for each underlying share of Company Common Stock in these transactions was $0.06 per share. Additionally, the Company sold 37,867.50 shares of Series C Preferred Stock for an aggregate purchase price of $9,466,875 including 11,280 shares of Series C Preferred Stock for an aggregate purchase price of $2,820,000 to Stichting LTC. At a purchase price of $250 per share of Series C Preferred Stock, with an effective purchase price for each underlying share of Company Common Stock of $0.10 per share in these transactions.

As described below, in February 2008, the Company issued to Arch Hill Capital 45,016.84 shares of Series C Preferred Stock in lieu of issuing 112,542,100 shares of Common Stock.

As of December 31, 2008, 66,800 shares of the Series C Preferred Stock have been converted. Arch Hill Capital beneficially owns 56,296.84 shares of Series C Preferred Stock convertible into 140,742,100 shares of Common Stock and have voting rights equal to 140,742,100 shares of Common Stock. The Series C Preferred Stock beneficially owned by Arch Hill Capital includes 11,280 shares of Series C Preferred Stock held by Stichting LTC and issued in December 2007 in a private placement transaction for an aggregate purchase price of $2,820,000 described above and 45,016.84 shares of Series C Preferred Stock held by Arch Hill Capital issued in connection with a debt settlement in February 2008, as described below.

9% Convertible Notes

The Company closed on a convertible debt financing with four institutional investors from June 12, 2008 to June 26, 2008 for a total of Euros 1.35 million (approximately U.S. $2,095,609), five institutional investors from July 8, 2008 to August 15, 2008 for a total of Euros 1.25 million (approximately U.S. $1,940,621) and seven institutional investors from October 6, 2008 to December 22, 2008 for a total of Euros 2,113,100 (approximately U.S. $2,807,146). The Company issued its convertible notes (the “Convertible Notes”) to the investors in connection with these financing transactions. The Convertible Notes are convertible at $0.10 per share into Company common stock or any equity securities issued by the Company after the date of issuance of the Convertible Notes. The Convertible Notes accrue interest at 9% per annum and are due and payable on September 30, 2011. All obligations of the Company under the Convertible Notes will be secured by security interests in all of the tangible and intangible fixed assets, including real estate, of the Company. As of December 31, 2008, the Convertible Notes were convertible into approximately 68,433,818 shares of Company Common Stock.

February 2008 Debt Settlement

On February 28, 2008, the Company and GAIA Akkumulatorenwerke GmbH, a subsidiary of the Company, executed a Debt Settlement Agreement with Arch Hill Ventures NV, Arch Hill Real Estate NV and Arch Hill Capital (collectively, the “Debtholders”). Pursuant to the Agreement $5,773,707 of debt owed by the Company and GAIA to the Debtholders was settled. The Company agreed to issue to Arch Hill Capital 302,714,400 shares of Common Stock in full and complete settlement of the Debt (the “Debt Settlement”). Since the Company did not have enough shares of Common Stock authorized, the Company issued 45,016.84 shares of Series C Preferred Stock in lieu of issuing 112,542,100 shares of Common Stock. The balance of 190,172,300 shares of Common Stock remains deliverable to Arch Hill Capital.

July 2007 10% Convertible Note

The Company has outstanding $3,247,206 in principal of a Convertible Note dated July 11, 2007, convertible into Common Stock at a conversion price of $0.10 per shares, for a total of 35,719,266 shares of Common Stock.

May 2006 12% Convertible Debenture

$30,247 in interest is due to the holder of the Company’s 12% Debentures issued on May 4, 2006, in the principal amount of $500,000, payable in 1,244,733 shares of Common Stock at a price per share of $0.0243.

June 2005 12% Convertible Debenture

$196,133 in interest is due to the holder of the Company’s 12% Debentures issued on June 9, 2005, in the principal amount of $1,350,000, payable in 3,922,660 shares of Common Stock at a price per share of $0.05.

Executive Compensation

On December 27, 2007, the Company approved the issuance of 1,000,000 shares of its Common Stock to its Chief Executive Officer, Klaus Brandt, and 1,000,000 shares of its Common Stock to its Chief Financial Officer, Amir Elbaz as a performance bonus for the year 2007. The Company also agreed to issue 1,500,000 shares of Common Stock to Amir Elbaz on December 28, 2008 for services rendered. Such shares have not been issued to date.

Warrants

The Company has outstanding Warrants to purchase 144,978,351 shares of Common Stock at prices ranging from $0.013 to $2.40 per share. Arch Hill Capital and Stichting LTC beneficially own certain of these Warrants. See “Security Ownership of Certain Beneficial Owners and Management.”

Options

The Company has outstanding 118,355 options to purchase Common Stock at prices ranging from $2.20 to $9.60 per share.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (the “DCGL”), the Amendment, as described in this Information Statement, do not entitle the Company’s stockholders with the opportunity to dissent from the actions described herein and to receive an agreed or judicially appraised value for their shares.

PROCEDURE

The Company will file the Amendment with the State of Delaware to make the Amendment effective. It is anticipated that the Amendment will be filed on that date which is 20 days after this Information Statement is first mailed to stockholders or January     , 2009 (the “Effective Date”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of October 6, 2008, the number and percentage of outstanding shares of Common Stock beneficially owned by executive officers, directors and stockholders owning at least 5% of Common Stock.

	Beneficial Ownership
Name of Owner	Number of Shares		Percentage of Total (1)
5% or Greater Stockholders
Arch Hill Capital, NV (2)	868,799,711	(19)	60.95%
Stichting Gemeenschappelijk Bezit LTC (2)	525,366,785	(20)	46.79%
Eduard Hagens (3)	100,000,000	(21)	12.56%
Bauke Bakhuizen (4)	36,214,000	(22)	4.63%
Cornelis J.M. Borst (5)	47,500,000	(23)	6.15%
Bover B.V. (5)	14,000,000	(24)	1.84%
Benno J.G. de Leeuw (6)	5,329,700	(25)	0.71%
Benno de Leeuw Holding B.V. (6)	105,000	(26)	0.01%
Robert L.O. du Chatenier (7)	34,193,350	(27)	4.39%
Chadmin B.V. (7)	16,916,675	(28)	2.22%
J.F.G.M. Heerschap (8)	61,250,000	(29)	7.59%
Cornelis L.M. Meeuwis (9)	36,306,675	(30)	4.66%
Dreamweaver B.V. (9)	33,916,675	(31)	4.35%
Johannes C.L. Mol (10)	50,591,675	(32)	6.42%
Green Desert NV (10)	50,591,675	(33)	6.42%
Walter J.M. van der Mee (11)	4,875,000	(34)	0.65%

Directors and Named Officers
Christiaan A. van den Berg (2)(14)			0
Klaus Brandt (12)(15)	1,000,000	(35)	*
Kenneth Rudisuela (13)(16)	0		0
Amir Elbaz (13)(15	2,694,805	(36)	*
Andrew J. Manning (13)(15)	0		*
Theo M.M. Kremers (13)(15) )(17) (18)	0		0
Fred Mulder (13)(14)	0		0
All Named Executive Officers and Directors as a Group (7 persons)	3,694,805	(37)	*

*	Less than 1%
(1)	The percentage of class calculation for each person or entity is based on the number of shares of Common Stock outstanding as of October 6, 2008 (745,924,782) plus the number of shares of Common Stock issuable to the person or entity upon exercise of convertible securities held by such person or entity.

(2)	Address: Parkweg 2, NL - 2585 JJ’s Gravenhage, Netherlands.
(3)	Address: Narcissenlaan 13, 2970 Schilde, Belgium.
(4)	Address: Torenlaan 19, 3742 CR Baarn, The Netherlands
(5)	Address: Boksheide 20, 5521 PM Eersel, The Netherlands
(6)	Address: Leunweg 13, 5221 BC Engelen, The Netherlands
(7)	Address: Valkeveenselaan 60, 1411 GT Naarden, The Netherlands
(8)	Address: Heverstraat 8, 6088 BH Roggel, The Netherlands
(9)	Address: Ulvenhoutselaan 2, 4835 MC Breda, The Netherlands
(10)	Address: Kaya WFG Mensing 14, P.O. Box 3192, Willemstad, Curacao, Netherlands Antilles
(11)	Address: Oude Huizerweg 17, 1261 BD Blaricum, The Netherlands
(12)	Address: c/o GAIA, MontaniastraBe 17, D-99734 Nordhausen, Germany
(13)	Address: c/o Lithium Technology Corporation, 5115 Campus Drive, Plymouth Meeting, PA
(14)	Co-Chairman of the Company.
(15)	Director of Company.
(16)	Chief Operating Officer.
(17)	Chief Financial Officer, Executive Vice President and Treasurer.
(18)	Chief Executive Officer.
(19)	Consists of 40,718,526 shares of Common Stock held by Arch Hill Capital and all of the securities (the “Stichting LTC Shares”) owned by Stichting Gemeenschappelijk Bezit LTC (“Stichting LTC”). See Note (20). The Stichting LTC Shares are owned directly by Stichting LTC, with Stichting LTC having the power to vote and dispose of the Stichting LTC Shares. Arch Hill Capital controls Stichting LTC and also has the power to vote and dispose of the Stichting LTC Shares. Accordingly, Arch Hill Capital is the beneficial owner of the Stichting LTC Shares. Cees Borst has the right to receive 1,500,000 shares of Common Stock from Stichting LTC. These shares are included in the number of shares beneficially owned by Stichting LTC.
(20)	Consists of 148,568,784 shares of Common Stock, 264,103,114 shares issuable upon conversion of Series B Preferred Stock, 28,200,000 shares issuable upon conversion of Series C Preferred Stock, 1,500,000 shares issuable upon exercise of $2.00 warrants, 9,889,625 shares issuable upon conversion of $2.40 warrants, 17,050,000 shares issuable upon conversion of 125% A Warrants, 17,050,000 shares issuable upon conversion of 150% A Warrants, 18,400,000 shares issuable upon conversion of 125% B Warrants, 18,400,000 shares issuable upon conversion of 150% B Warrants, and 2,205,262 shares issuable upon exercise of $.38 warrants.
(21)	Consists of 50,000,000 shares of Common Stock and 50,000,000 shares of Common Stock issuable upon conversion of Series C Preferred Stock.
(22)	Mr. Bakhuizen beneficially owns 36,214,000 shares of Common Stock issuable upon conversion of 14,485.6 shares of Series C Preferred Stock.
(23)	Mr. Borst beneficially owned 47,500,000 shares of Common Stock, consisting of (i) 20,750,000 shares of Common Stock, (ii) 11,250,000 shares of Common Stock issuable upon conversion of 4,500 shares of Series C Preferred Stock, (iii) 14,000,000 shares of Common Stock issuable upon conversion of 5,600 shares of Series C Preferred Stock (these shares are held by Bover — see Note 24) and (iv) the right to receive 1,500,000 shares of Common Stock from Arch Hill Capital. See Note 19.
(24)	Bover B.V. beneficially owned 14,000,000 shares of Common Stock issuable upon conversion of 5,600 shares of Series C Preferred Stock.

(25)	Benno De Leeuw beneficially owns 5,329,700 shares of Common Stock, consisting of (i) 105,000 shares of Common Stock (these shares are held by De Leeuw Holding — see Note 26) and (ii) 5,224,700 shares of Common Stock issuable upon conversion of 2089.88 shares of Series C Preferred Stock.
(26)	De Leeuw Holding beneficially owns 105,000 shares of Common Stock.
(27)	Mr. Du Chatenier beneficially owns 34,193,350 shares of Common Stock, consisting of (i) 610,000 shares of Common Stock, (ii) 250,000 shares of Common Stock (these shares are held by Chadmin), (iii) 11,983,525 shares of Common Stock issuable upon conversion of 4,793.41 shares of Series C Preferred Stock, (iv) 4,683,150 shares of Common Stock issuable upon conversion of 1,873.26 shares of Series C Preferred Stock (these shares are registered in the name of Du Chatenier and beneficially owned by the minor children of Du Chatenier) and (v) 16,666,675 shares of Common Stock issuable upon conversion of 6,666.67 shares of Series C Preferred Stock (these shares are held by Chadmin — see Note 28).
(28)	Chadmin B.V. beneficially owns 16,916,675 shares of Common Stock, consisting of (i) 250,000 shares of Common Stock and (ii) 16,666,675 shares of Common Stock issuable upon conversion of 6,666.67 shares of Series C Preferred Stock.
(29)	Mr. Heerschap beneficially owns 61,250,000 shares of Common Stock issuable upon conversion of 11,068.99 shares of Series C Preferred Stock.
(30)	Mr. Meeuwis beneficially owns 36,306,675 shares of Common Stock, consisting of (i) 2,390,000 shares of Common Stock, (ii) 27,672,475 shares of Common Stock issuable upon conversion of 11,068.99 shares of Series C Preferred Stock (these shares are held by Dreamweaver) and (iii) 6,244,200 shares of Common Stock issuable upon conversion of 2,497.68 shares of Series C Preferred Stock (these shares are registered in the name of Dreamweaver and beneficially owned by the minor children of Meeuwis — see Note 31.
(31)	Dreamweaver B.V. beneficially owns 33,916,675 shares of Common Stock, consisting of (i) 27,672,475 shares of Common Stock issuable upon conversion of 11,068.99 shares of Series C Preferred Stock and (ii) 6,244,200 shares of Common Stock issuable upon conversion of 2497.68 shares of Series C Preferred Stock.
(32)	Mr. Mol beneficially owns 50,591,675 shares of Common Stock, consisting of (i) 8,925,000 shares of Common Stock (these shares are held by Green Desert — see Note 33) and (ii) 41,666,675 shares of Common Stock issuable upon conversion of 16,666.67 shares of Series C Preferred Stock (these shares are held by Green Desert — see Note 33).
(33)	Green Desert NV beneficially owned 50,591,675 shares of Common Stock, consisting of (i) 8,925,000 shares of Common Stock and (ii) 41,666,675 shares of Common Stock issuable upon conversion of 16,666.67 shares of Series C Preferred Stock.
(34)	Mr. Van der Mee beneficially owns 4,875,000 shares of Common Stock, consisting of (i) 1,500,000 shares of Common Stock and (ii) 3,375,000 shares of Common Stock issuable upon conversion of 1,350 shares of Series C Preferred Stock.
(35)	Consists of 1,000,000 shares of Common Stock approved by the Company on December 27, 2007.

(36)	Consists of 194,805 outstanding shares of Common Stock, 1,000,000 shares of Common Stock approved by the Company on December 27, 2007 and 1,500,000 shares of Common Stock to be issued December 30, 2008.
(37)	Includes 194,805 outstanding shares of Common Stock, 2,000,000 shares of Common Stock approved by the Company on December 27, 2007 and 1,500,000 shares of Common Stock to be issued December 30, 2008.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director or officer of the Company or associate of any director or officer of the Company has any substantial interest, direct or indirect, by security holding or otherwise, in the Amendment, which is not shared by all other holders of the Company’s Common Stock and other voting securities other than Christiaan A. van den Berg who is an officer of Arch Hill Capital, which is a controlling stockholder of the Company. The Company is obligated to deliver shares of Common Stock to Arch Hill Capital relating to the 2008 Debt Settlement described herein upon an increase in the authorized number of shares of Common Stock. In addition, Arch Hill Capital is the beneficial owner of Series B Preferred Stock, Series C Preferred Stock and Warrants (See “Outstanding and Issuable Securities” and “Security Ownership of Certain Beneficial Owners and Management.”)

OTHER

A majority of the Board of Directors of the Company approved the Amendment in a meeting of the Board of Directors held on September 24, 2008.

No security holder entitled to vote at a shareholder’s meeting or by written consent has submitted to the Company a proposal.

No further business will be transacted by written consent to corporate action in lieu of a meeting of stockholders regarding matters to which this Information Statement pertains.

ADDITIONAL INFORMATION

The Company files reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information concerning the Company at the SEC’s Public Reference Room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can review the Company’s electronically filed reports, proxy and information statements on the SEC’s internet site at http://www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Christiaan A. van den Berg
Christiaan A. van den Berg, Co-Chairman of the Board

/s/ Fred J. Mulder
Fred J. Mulder, Co-Chairman of the Board

Dated: January     , 2009

Exhibit A

AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The first paragraph of Article Four of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

4.	Capital Stock

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 3,100,000,000 shares, composed of 3,000,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).